Exhibit 99.1

1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130
913.367.1480 • 800.255.0302 • Fax 913.367.0192	NEWS
www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	RELEASE

Contact: Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE: PLANT MANAGEMENT AND CORPORATE

ENGINEERING STAFF CHANGES

ANNOUNCED AT MGP INGREDIENTS

ATCHISON, Kan., April 5, 2006—Changes in key plant operations and engineering management positions at MGP Ingredients, Inc. (Nasdaq/MGPI) have been jointly announced by Tim Newkirk, vice president and chief operating officer, and Randy Schrick, vice president of manufacturing and engineering. The new appointments are part of an overall plan to further strengthen the company’s operational innovation and excellence initiatives.

Roger Schmidt, who had served as general manager of the company’s Kansas City, Kan., plant since 2001, has been named general manager of MGPI’s production facility in Atchison. Todd Scheer, who principally has managed operations at the company’s Onaga, Kan., facility in recent months, succeeds Schmidt as general manager of the Kansas City plant.

In other moves, Asif Malik has been appointed to the position of general manager of the company’s Pekin, Ill., plant, succeeding Dave Wilbur, who has assumed the new role of corporate director of special projects. In addition, Gordon Working has recently accepted the newly created position of corporate director of distillery process engineering.

“We have implemented these changes with great confidence in the abilities of these five outstanding individuals to effectively manage and strengthen the many facets of our plant operations and processes,” Newkirk said. “Each has demonstrated strong leadership qualities and proven that they are highly capable of taking on the responsibilities and challenges of these key roles within our company.”

Schrick added that the organizational changes “reflect the company’s evolution” as a producer of naturally-derived ingredients and alcohol products. “Our product platforms and manufacturing capabilities have increased in recent years, not only at our core operations in Atchison and Pekin, where we produce all of our alcohol products and the majority of our proteins and starches, but also at our protein and starch further-processing facilities in Kansas City and Onaga. This has led us to the realignment of responsibilities in the plant management and corporate engineering areas. We feel we have the best people in place to continue to move our plant operations and initiatives forward as we build on our past successes.”

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ADD 1—PLANT MANAGEMENT

As general manager of the Kansas City plant during the past five years, Schmidt performed an integral role in helping develop the facility into a state-of-the-art manufacturing center for the company’s unique lines of extruded protein and starch ingredients. These ingredients include Wheatex® textured wheat proteins, which are sold for use in meat analog and meat extension applications and, in a separate section of the facility, the company’s unique wheat-based resins called Chewtex™, which are sold for use in the production of pet chews and related treats. The company also provides custom packaging for finished pet products at the Kansas City plant.

Schmidt joined MGP Ingredients in February, 2001 when the company acquired the Kansas City facility, which until then was owned and operated by Thompson’s Nutritional Technology, Inc. He had been employed by Thompson’s since April 1996, initially serving as a production supervisor, and later as production superintendent for three years (1997-2000) and as director of operations for nearly one year. Prior to that, he spent three years in sanitation and production supervisory positions with Hormel Foods, Inc., Fremont, Neb.

Schmidt is a native of Curtis, Neb., and a graduate of the University of Nebraska, where he received a bachelor of science degree in agricultural economics in 1992. This spring, he expects to complete studies toward an executive MBA degree at Benedictine College in Atchison. Schmidt and his wife, Jenea are the parents of two daughters, Avery and Rhyan.

Scheer joined MGP Ingredients in May, 2004 as sanitation supervisor at the Kansas City facility. He was promoted to project supervisor in January, 2005, and five months later became general manager of the Onaga facility, where the company produces wheat-based polymers called MGPI Terratek™ for use in the manufacture of bio-based and biodegradable plastic-like products, as well as wood composites for use in such products as outdoor decking materials. Along with his new responsibilities as general manager of the Kansas City plant, he will continue to oversee plant operations in Onaga until a new manager for that facility is named.

Before coming to MGPI, Scheer spent ten years with Hubbard Feeds, formerly the Animal Nutrition Division of Continental Grain Co. He began as quality assurance and production supervisor at the company’s Iowa City, Iowa, plant in June, 1993, and subsequently held various production and plant management positions at facilities in Georgia, Kentucky, Nebraska and Minnesota. From December, 2003 until beginning his employment with MGPI, he served as regional plant manager for Hubbard’s Botkins, Ohio, and Hopkinsville, Ky., operations.

Scheer is a native of Garden Plain, Kan., and a 1993 graduate of Kansas State University, where he earned a bachelor of science degree in milling science and management. He and his wife, Joleen, are the parents of two children, Megan and Logan.

Malik, who recently began his employment with MGP Ingredients, previously served for three years as plant manager of Abengoa Bioenergy Corporation’s facility in York, Neb. He began with Abengoa in 2000 as manager of that company’s plant in Colwich, Kan., and a year later was named project director for Abengoa’s Research and Development Group in Chesterfield, Mo.

ADD 2—PLANT MANAGEMENT CHANGES

Prior to his employment with Abengoa, Malik spent approximately 12 years as production manager for Williams Bio-Energy in Pekin., Ill. He also worked for a year as a test engineer for Caterpillar, Inc., Peoria, Ill., and for two years as a process engineer for Danish Turnkey Dairies in Aarhus, Denmark.

A native of Rahim Yar Khan, Pakistan, Malik received a bachelor of science degree in chemical engineering from the University of Punjab, Pakistan, in 1985. He earned a master’s degree in industrial operations at Bradley University, Peoria, in 1988. He and his wife, Lori, are the parents of two sons, Asif Elahi and Kamran Ali.

In his new capacity as corporate director of special projects, Wilbur will oversee the design, engineering and installation of new manufacturing processes and equipment, including MGPI’s recently announced $11.1 million feed drying system that is expected to be completed at the company’s distillery operations in Pekin by the fall of 2007.

Wilbur began with MGPI as plant manager at Pekin in July, 2000. He was promoted to general manager of the plant in October, 2002. Prior to his employment with the company, he served as general manager of Minnesota Valley Alfalfa Producers, Granite Falls, Minn., from 1998 to 1999. He previously served in similar capacities with I-Rock, Bradley, Ill., and Incobrasa Industries, Gilman, Ill., and spent a year as director of engineering for Tyson Foods, Inc., Springdale, Ark. Prior to those positions, Wilbur held management and engineering posts at Central Soya Co., Inc., Fort Wayne, Ind., between 1977 and 1994, and was employed by Procter and Gamble, Inc., Chicago, between 1971 and 1977.

Wilbur is a native of Roberts, Wisc., and holds a bachelor of science degree in chemical engineering from the University of Wisconsin, where he graduated in 1971. He and his wife, Christine, are the parents of three daughters, Maura Hoff and Alison Wilbur, both of Chicago, and Jennifer Wilbur, a student at the University of Kentucky, Lexington.

As corporate director of distillery process engineering, Working will be responsible for identifying and implementing methods and processes to optimize distillery production capabilities. Until this past December, he had spent four years as director of operations for Abengoa Bioenergy Corp. in St. Louis. From 1996 to 2002, he owned and operated an engineering consulting business, Working Management Services, based in Bozeman, Mont. Prior to that, he served for three years as plant manager and plant engineer for Nurture, Inc., an oat processing company located in Missoula, Mont., and for three years in similar capacities for RiceX, Inc., a barley processing company in Dillon, Mont. Working also was involved in the construction and start-up of Silver Creek Distillers, a vodka distillery in Rigby, Idaho, and spent four years as a process engineer with the engineering firm Raphael Katzen Associates International, Inc., Cincinnati.

Working, a native of Shelby, Mont., earned a bachelor of science degree in chemistry and a bachelor of arts degree in internal combustion technology at Chico State University, Chico, Calif., in 1979. He received a bachelor of science degree in chemical engineering from Montana State University, Bozeman, in 1983.

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